Exhibit 10.6


                             A G R E E M E N T

This Agreement is made under the 11th of November, 1998 between Autoliv, Inc. ("the Company")

And

Lars Westerberg, personal code number 480626-1691 ("the Appointee")

WHEREBY IT IS AGREED as follows:

1. The Company hereby agrees to employ the Appointee and the Appointee hereby agrees to serve the Company as Chief Executive Officer and President preliminarily from February 1, 1999 or from a date to be agreed upon later on and thereafter unless and until terminated by either party hereto giving to the other 24 calendar months' (the Company) respectively 12 months' (the Appointee) previous notice in writing to terminate the employment expiring at the end of the notice time.

2. During the continuance of his employment hereunder the Appointee shall unless prevented by ill health, injury or other incapacity and except when absent on authorised holiday use his best endeavours to promote the interest of the Company and those of its subsidiaries and associated companies and shall during normal business hours devote the whole of his time, attention and abilities to the business and affairs of the Company and its subsidiaries and associated companies. In addition the Appointee shall devote as much time outside normal business hours to the performance of his duties as may in the interests of the Company be reasonably necessary; the Appointee shall not receive any remuneration in addition to that set out in Clause 4 hereof in respect of his work during such time.

3. During the continuance of his employment hereunder the Appointee shall not without the consent of the Chairman of the Board of Directors directly or indirectly be engaged, concerned or interested in any business in a manner that would conflict Clause 2 hereof either alone or jointly with or as a director, manager, agent or servant of any other person, firm or company, provided that nothing in this clause shall preclude the Appointee from holding shares, loan, stock or other securities in any entity as an investment.

4.a) As remuneration for his service hereunder the Appointee shall receive a gross salary at the rate of SEK 4 400 000 per annum payable by equal monthly instalments in arrears on the 25th day of every calendar month and reviewable annually on the first day of January in each and every succeeding year of the term commencing with the 1st of January 2000.

b) The Appointee is entitled to an annual profit-oriented bonus that for 1999 at budget EBT level will amount to SEK 1 500 000 annual rate and reviewable annually on the first day of January in each and every succeeding year of the term commencing with the 1st of January 2000. However, for 1998 the bonus will be fixed to SEK 1 500 000 annual rate.

        Regarding the bonus formula, see the enclosed supplement to Employment Agreement.

c) The Appointee is entitled to participate in the Autoliv, Inc. 1997 Stock Incentive Plan and such subsequent plans at terms, conditions and with grants decided by the Company's Compensation Committee of the Board of Directors. All such grants and plans are subject to shareholder approval. For 1999 the Appointee is entitled to 15 000 stock options.

d) The Company shall provide the Appointee with a motor car for use in connection with his duties under this Agreement and the Company shall bear all petrol, maintenance and repair costs, taxes and insurance in relation thereto, including the cost of all private mileage.

e)      The Appointee is entitled to the Skandia Medical Care Insurance.

f)      Normal conditions of Employment as issued by the Company apply.

5. The Company shall pay to or reimburse the Appointee for all travelling, hotel and other expenses wholly exclusively and necessarily incurred by him in the performance of his duties under this Agreement. The Appointee shall on being so required provided the Company with vouchers or other evidence of actual payment of the said expenses.

6. The Appointee is entitled to yearly holidays amounting to the legal minimum holiday days (at present 25) plus five days. The Swedish holiday law regulates such holiday entitlement including extra vacation pay.

7. The Appointee has the right and, if not otherwise agreed upon, the obligation to retire on the last day of the month preceding his 60th birthday. The pension until the month preceding the Appointee's 65th birthday will amount to 60 percent of the annual gross salary when retiring or when leaving the Company. This benefit will accrue on a straight line between the date of employment and May 31, 2008. The Company shall fund such promise if the employment would cease before retirement date.

From the month of the Appointee's 65th birthday, he is entitled to the following pension benefits.

        A.     The Company pays ITP premiums according to the so called
               35/25 rule.

        B. The Appointee is entitled to a complementary pension amounting to 32,5% of the gross salary (when retiring) between 20 and 30 so called Basbelopp (Bb). 50% of the amount between 30 and 100 Bb 32,5% of the amount above 100 Bb.

If the Appointee will die, his widow is entitled to a pension that is 50 percent of the Appointee's complementary pension. Furthermore, the Appointee is, in case of a long sickness period, entitled to an insurance covering part of the lost remuneration benefits.

All these entitlements are described in the enclosed "Pensionsavtal".

8. The Appointee shall not during or after the termination of his employment hereunder disclose to any person, firm of company whatsoever or use for his own purpose or for any purposes other than those of the Company any information relating to the Company or its subsidiary or associated companies or its or their business or trade secrets of which he has or shall hereafter become possessed. These restrictions shall cease to apply to any information which may come into the public domain (other than by breach of the provisions hereof).

        The Appointee shall upon the termination of his employment hereunder for whatever reason immediately deliver up to the Company all designs, specifications, correspondence and other documents, papers, the car provided hereunder and all other property belonging to the Company or any company within the Group or which may have been prepared by him or have come into his possession in the course of his employment.

9. The Appointee must have during 12 months following the termination of this employment (i) accept employment within such part of a competitor of the Company, so that it can make use of such confidential information relating to the Company that the Appointee has obtained in his employment with the Company, (ii) engage himself as partner or owner in such competitor of the Company nor act as advisor to such competitor.

        This non-competition engagement is not applicable when

a) the Company has given notice of terminating the employment, unless the termination is caused by a breach of the provisions in this Agreement by the Appointee

b) the Appointee has given notice of terminating the employment because of the Company's breach of the provisions in this Agreement.

Breach of the provisions means such a situation when the other party has the right to terminate this Agreement with immediate effect.

If the Appointee does not comply with this non-competition engagement, the Company is entitled to damages amounting to 6 times the average monthly gross salary that the Appointee has received during the last 12 months before leaving the Company.

If this Agreement is terminated for any other reason than retirement, the Company shall pay, as a compensation for the inconvenience of the non-competition engagement, per month, the difference between the Appointee's monthly gross salary when the employment terminates and the lower salary, that the Appointee may earn in a new employment. This payment shall not exceed 60 percent of the Appointee's gross salary when leaving the Company and the maximum time for the payments in 12 months. The Appointee has continuously to inform the Company of his gross salary in his new employment. This provision shall apply also if the Appointee has got no new employment. No payments will be made after retirement.

10 a) The general nature of any discovery, invention, secret process or improvement made or discovered by the Appointee during the period of the Appointee's employment by the Company (hereinafter called "the Appointee's Inventions") shall be notified by the Appointee to the Company forthwith upon it being or discovered.

b) The entitlement as between the Company and the Appointee to the Appointee's Inventions shall be determined in accordance with the current Swedish Patent Act and the Appointee acknowledges that because of the nature of his duties and the particular responsibilities arising therefrom he has a special obligation to further the interests of the Company's undertakings.

c) Where the Appointee's Inventions are to be assigned to the Company, the Appointee shall make a full disclosure of the same to the Company and if and whenever required to do so shall at the expense of the Company apply or joint with the Company or other persons required by the Company in applying for letters, patent or other equivalent protection in Sweden and in any other part of the world of such Appointee's Inventions.

11. This Agreement takes effect in substitution of all previous agreements and arrangements whether written, oral or implied between the Company and the Appointee relating to the employment of the Appointee without prejudice to any rights accrued to the Company or the Appointee prior to the commencement of his employment under this Agreement.

12. Disputes regarding this Agreement shall be settled by arbitration in accordance with the Swedish Arbitration Act. The arbitration shall take place in Stockholm. The provisions on voting and cumulation of parties and claims in the Swedish Procedural Code shall be applied in the arbitration.

        All costs and expenses for an arbitration, whether initiated by the Company or by the Appointee, including the Appointee's costs for solicitor, shall be borne by the Company.

13. This Agreement shall be governed by the construed in accordance with Swedish law including its rules as to the conflict of laws.

IN WITNESS whereof this Agreement has been executed the day and year first above written.

The Company:                                         The Appointee:
Autoliv, Inc.

/s/ Gunnar Bark                                      /s/ Lars Westerberg
Gunnar Bark                                          Lars Westerberg
Chairman & CEO

SUPPLEMENT TO EMPLOYMENT AGREEMENT FOR LARS WESTERBERG

This is to confirm for 1999:

THAT you are entitled to an EBT-related bonus according to the following formula:

A.      EBT for ALV
        The bonus starts from zero at actual EBT = 70% of BU EBT and reaches SEK 1 500 000 when actual EBT = BU EBT.

        The bonus increases at the same rate up to a cap amounting to SEK 3 000 000 when actual EBT = 1,3 times BU EBT.

The bonus is payable after written confirmation from VP Human Resources of Autoliv, Inc. when the annual accounts have been approved. The bonus formulas are subject to annual review.

Stockholm, November 11, 1998

Autoliv, Inc.

/s/ Gunnar Bark
Gunnar Bark
Chairman & CEO